EMPLOYMENT AGREEMENT OF
NICHOLAS MAH
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 13th day of December, 2022 to be effective as of January 1, 2023 (the “Effective Date”), between New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), and Nicholas Mah (the “Executive”). The Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties.”
The Executive is presently employed as a Managing Director of the Company. The Parties intend, as of the Effective Date, for the Executive to no longer serve as a Managing Director and to instead be employed in the capacity of President, pursuant to the terms set forth in this Agreement.
In order to effect the foregoing, the Company and the Executive wish to enter into this Agreement in order to memorialize the terms of the Executive’s employment, as of the Effective Date, as President. Accordingly, in consideration of the premises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties agree as follows:
1.    Employment. As of the Effective Date, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.
2.    Term.
(a)    Subject to Section 6 below, the Term of this Agreement will commence on the Effective Date and end on the date immediately preceding the second anniversary of the Effective Date (the “Expiration Date”), unless further extended or sooner terminated as hereinafter provided. “Term” shall mean the period from the Effective Date through the first to occur of the Expiration Date (unless the Term is extended in accordance herewith) or the Date of Termination in the event this Agreement is sooner terminated pursuant to Section 6.
(b)    The Company agrees to provide the Executive with written notice, at least 90 days prior to the Expiration Date, of any determination not to extend the Term of this Agreement (a “Notice of Non-Renewal”). Failure by the Company to provide the Executive with a Notice of Non-Renewal at least 90 days prior to the Expiration Date will result in the automatic extension of the Term for another one-year period after the Expiration Date (unless this Agreement is sooner terminated pursuant to Section 6), and in the event of such an automatic extension, the new Expiration Date will be the first anniversary of the previous Expiration Date for purposes of this Agreement.
(c)    In the event that (i) the Company provides the Executive with a Notice of Non-Renewal in accordance with paragraph (b) above, (ii) the Parties do not enter into a new, written employment agreement that memorializes a term of employment that cannot be terminated by either Party at any time, and (iii) neither the Company nor the Executive terminates the Executive’s employment in accordance with the terms of this Agreement prior to the Expiration Date, then the Executive will be deemed from and after the Expiration Date to be an employee at-will of the Company without the benefit of an employment agreement or any rights with respect to severance pay; provided, however (for the avoidance of doubt) the Executive’s covenants hereunder that survive the end of the Term (including the covenants set forth in Section 8 below) shall remain in full force and effect.

3.    Position and Duties. As of the Effective Date, the Executive shall serve as the President of the Company and shall have such responsibilities, duties and authority consistent with such position and as otherwise may from time to time be assigned to the Executive by the Board of Directors of the Company (the “Board”) that are consistent with such responsibilities, duties and authority. The Executive shall also serve as a senior executive officer of certain subsidiaries of the Company at the reasonable request of the Board without additional compensation. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its subsidiaries, provided that nothing in this Agreement shall preclude the Executive from serving as a director or trustee in any of the firms set forth on Exhibit A (or any other firms for which the Executive receives prior written authorization from the Board) or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with the Executive’s performance of his duties hereunder or violate any of the Executive’s duties to the Company or any of its affiliates, including those duties under Section 8 hereunder.
4.    Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company in New York, New York, except for required travel on the Company’s business.
5.    Compensation and Related Matters.
(a)    Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices for executive employees as in effect from time to time. The Executive’s Base Salary shall be at the annualized rate of $625,000. During the Term, the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary at least once a year to determine whether the Base Salary should be increased. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 5(a).
(b)    Short-Term Incentive Awards. The Executive shall be eligible to participate in the Company’s annual incentive plan adopted by the Compensation Committee for each fiscal year (including any partial year) that the Executive is employed hereunder during the Term of this Agreement (“Bonus Plan”). The Compensation Committee will adopt a Bonus Plan for each fiscal year during the Term by no later than March 31 of that fiscal year. If the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Plan for a fiscal year, the Executive shall receive an incentive bonus (the “Incentive Bonus”) in an amount pursuant to such Bonus Plan or as determined by the Compensation Committee, as applicable, and subject to ratification by the Board, if required. The Bonus Plan shall contain both individual and corporate performance goals for each fiscal year established by the Compensation Committee. If the Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Plan for a fiscal year, the Compensation Committee may determine that no Incentive Bonus shall be payable to Executive for that fiscal year, subject to ratification by the Board, if required. The annual Incentive Bonus (if any) shall be paid to the Executive no later than March 14 of the fiscal year immediately following the fiscal year for which the applicable Bonus Plan was adopted. If the Compensation Committee does not adopt a Bonus Plan for a particular fiscal year, the Executive will be eligible to receive an Incentive Bonus for that fiscal year in an amount, if any, that is determined by the Compensation Committee in its discretion.

(c)    Long-Term Incentive Awards. The Company has established the 2017 Equity Incentive Plan (as amended from time to time, including any successor plans, the “Stock Incentive Plan”). Subject to the terms and conditions of the Stock Incentive Plan, and any awards issued thereunder, the Executive shall be eligible to participate in the Stock Incentive Plan, and shall be eligible to receive equity-based awards under the Stock Incentive Plan. The Compensation Committee shall approve any such awards made to the Executive pursuant to the Stock Incentive Plan and each award shall be governed by the terms and conditions of the Stock Incentive Plan and the applicable award agreement.
(d)    Benefits.
(i)    Vacation. The Executive shall be entitled to up to four (4) weeks of paid vacation per full calendar year, which shall accrue and be taken in accordance with the Company’s vacation policies as in effect from time to time. The Executive shall be entitled to carry over any unused vacation time from year to year in accordance with Company policy then in effect.
(ii)    Sick and Personal Days. The Executive shall be entitled to sick and personal days in accordance with the policies of the Company as in effect from time to time.
(iii)    Employee Benefits.
(A)    Participation in Employee Benefit Plans. Subject to the terms of any applicable plans, policies or programs as in effect from time to time, the Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.
(B)    Annual Physical. If the Executive desires an annual physical examination, the Company shall provide, at its cost, reimbursement for the reasonable cost of a medical examination for the Executive on an annual basis by a licensed physician in the New York, New York metropolitan area selected by the Executive. The results of the examination and any medical information or records regarding the examination will be provided by the physician to the Executive, and not to the Company.
(C)    Directors and Officers Insurance. During the Term and for a period of 24 months thereafter, the Executive shall be subject to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to other Company officers and directors.

(iv)    Expenses, Office and Systems Support. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other similarly situated executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, and information technology systems support at a Company office for the performance of the Executive’s duties.
6.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement, and at any time (including prior to the Expiration Date) under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.
(b)    Disability. If, in the written opinion of a qualified physician reasonably agreed to by the Company and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Company may terminate the Executive’s employment hereunder. As used in this Agreement, the term “Disability” shall mean the inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive’s job, after consideration of the availability of reasonable accommodations, for more than 180 total calendar days during any period of 12 consecutive months.
(c)    For Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon a determination by at least a majority of the members of the Board (other than the Executive, if the Executive serves on the Board) at a meeting of the Board called and held for such purpose that Executive (i) has committed fraud or misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company, (ii) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony which in the reasonable opinion of the Board brings Executive into disrepute or is likely to cause harm to the Company’s (or any affiliate of the Company) business, reputation, financial condition or prospects, (iii) has, notwithstanding not less than 30 days’ prior written notice from the Board, failed to perform (other than by reason of illness or temporary disability) his duties hereunder and has failed to cure same (if capable of cure) within such 30 days of Executive’s receipt of said written notice, (iv) has violated or breached any material law or regulation to the detriment of the Company or any affiliates of the Company or its business, or (v) has breached any of his duties or obligations under this Agreement, where such breach causes or is reasonably likely to cause material harm to the Company.
(d)    Without Cause. The Company may at any time terminate the Executive’s employment hereunder without Cause.

(e)    Termination by the Executive.
(i)    The Executive may terminate his employment hereunder (A) for Good Reason by giving the Company a Notice of Termination and terminating his employment, in each case, within ninety (90) days of the initial existence of the condition giving rise to the Executive’s termination of employment for Good Reason (and so long as the cure opportunity requirements set forth in the “Good Reason” definition below have been satisfied) or (B) other than for Good Reason by giving the Company a Notice of Termination at least thirty (30) days prior to the Date of Termination.
(ii)    For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, (A) a failure by the Company or its successors or assigns to comply with any material provision of this Agreement, (B) a material reduction in the Executive’s duties, authority or responsibilities, except that (i) a determination by the Nominating and Corporate Governance Committee of the Board of Directors not to nominate the Executive for re-election as a director of the Company or (ii) a failure by the Company’s stockholders to elect the Executive as a director of the Company shall not be deemed to be “Good Reason,” (C) a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Company, (D) the relocation of the Company’s principal place of business outside of the Borough of Manhattan in the City of New York, or (E) any failure by the Company to pay the Executive Base Salary or any Incentive Bonus to which he is entitled under a Bonus Plan; provided, however, that in order for an event or condition described in (A), (B), (C), (D) or (E) to constitute Good Reason, such event or condition must remain uncured for thirty (30) days after a Notice of Termination is given by the Executive to the Company.
(f)    Any termination of the Executive’s employment by the Company or its successors or assigns or by the Executive (other than termination pursuant to subsection (a) or (b) of this Section 6) shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Executive’s termination of employment is for Good Reason, set forth the condition giving rise to the Executive’s termination of employment for Good Reason.

(g)    “Date of Termination” shall mean, (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, the date as of which the Company terminated the Executive’s employment following its receipt of the physician’s written opinion, (iii) if the Executive’s employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, (iv) if the Executive’s termination of employment is for Good Reason, the date identified in a written notice from the Executive to the Company, so long as such date is following the end of the Company’s thirty (30) day cure period described in Section 6(e)(ii) and within the 90-day period required by Section 6(e)(i), and (v) if the Executive’s employment is terminated for any other reason, the date that is set forth in the applicable Notice of Termination; provided, however, in the event that the Executive provides a Notice of Termination pursuant to Section 6(e)(i)(B), the Company may designate an earlier Date of Termination than the date set forth in such Notice of Termination, and such designation shall not change the nature of the Executive’s separation (and shall not convert such separation from a termination by the Executive without Good Reason to a termination by the Company without Cause pursuant to Section 6(d)).
7.    Compensation Upon Termination, Death or During Disability.
(a)    Death. If the Executive’s employment is terminated by his death, the Company shall, subject to Section 7(f) below: (i) within thirty (30) days following the date of the Executive’s death, pay to the Executive’s designated beneficiary(ies) an amount equal to the Executive’s annual Base Salary for the year in which the termination took place, and an amount equal to the Executive’s target Bonus for the year in which the termination took place; and (ii) all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the satisfaction of applicable performance metrics calculated through the end of the applicable performance period. The Executive’s rights under any death benefits plans, programs or policies maintained by the Company or in connection with employment by the Company shall be determined in accordance with the provisions of such plan, program or policy. The Company shall continue benefits for surviving spouse or other dependents covered under the Executive’s health insurance policy as of the date of Executive’s death for a period of 18 months after the termination date.
(b)    Disability. During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental condition (“disability period”), the Executive shall continue to receive his full Base Salary at the rate then in effect for such disability period until the Executive’s employment is terminated pursuant to Section 6(b) hereof. The Executive’s rights under the disability plans, programs and policies maintained by the Company or in connection with employment by the Company shall be determined in accordance with the provisions of such plan. In addition, subject to section 7(f) below, if the Executive’s employment is terminated due to Disability: (i) the Company shall provide the COBRA Subsidy (as defined in Section 7(e) below); and (ii) all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the satisfaction of applicable performance metrics calculated through the end of the applicable performance period.

(c)    Cause or other than Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 6(d), and the Company shall have no further obligations to the Executive under this Agreement.
(d)    Termination by the Company without Cause (other than for death or Disability), Termination by the Executive for Good Reason or Termination by the Company due to Non-Renewal. If the Company shall terminate the Executive’s employment other than for death, Disability pursuant to Section 6(b) or Cause, or if the Executive shall terminate his employment for Good Reason or the Executive’s employment hereunder shall be terminated by the Company following (and as a result of) delivery by the Company of a Notice of Non-Renewal, then the Company shall pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid and pro rata amounts to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, including without limitation, all accrued but unused vacation time, such payments to be made in a lump sum within sixty (60) days following the Date of Termination. In addition, subject to Section 7(f) below:
(i)    in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an amount equal to the product of (x) one and one-half (1.5) and (y) the sum of the Executive’s Base Salary in effect at the Date of Termination and the average annual Incentive Bonus earned by the Executive during the two most recently completed fiscal years prior to the year in which the termination event occurs; such payment to be made in a lump sum within sixty (60) days following the Date of Termination. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the satisfaction of applicable performance metrics calculated through the end of the applicable performance period; and
(ii)    the Company shall provide the COBRA Subsidy.

(e)    If the Executive’s employment hereunder is terminated in circumstances in which Executive is eligible to receive the severance benefits described in Section 7(b) or Section 7(d)(ii) and the Executive complies with Section 7(f), then, if the Executive elects to continue coverage for the Executive and the Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse the Executive on a monthly basis for the difference between the amount the Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Subsidy”). Each payment of the COBRA Subsidy shall be paid to the Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which the Executive submits to the Company documentation of the applicable premium payment having been paid by the Executive, which documentation shall be submitted by the Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. The Executive shall be eligible to receive such reimbursement payments until the earliest of: (1) 18 months following the Date of Termination (the “COBRA Expiration Date”); (2) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (3) the date on which the Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by the Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain the Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this Section 7(e) cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and the Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to the Executive without such adverse impact on the Company.
(f)    The obligations of the Company to make those payments or provide those benefits (including accelerated vesting of equity-based awards) to Executive that are subject to this Section 7(f), including such payments or benefits referenced in Section 7(a), Section 7(b), Section 7(d)(i) and (ii), or Section 7(e) hereof, shall be conditioned on the timely execution and delivery (and non-revocation in any time provided by the Company to do so) by the Executive (or, in the event of a payment pursuant to Section 7(a), an authorized representative of Executive’s estate) to the Company of a general release of claims in form and substance reasonably satisfactory to the Company, which general release of claims shall be provided to the Executive no later than five (5) days following the Date of Termination.

8.    Covenants of the Executive.
(a)    Acknowledgments of the Executive. The Executive acknowledges that (i) the principal business of the Company is investing in mortgage-backed securities and other mortgage-related assets (such business, and any and all other businesses that after the date hereof, and during the Term, become material with respect to the Company’s and its subsidiaries’ then-overall business, herein being collectively referred to as the “Business”); (ii) the Company knows of a limited number of persons who have developed the Business; (iii) the Business is, in part, national in scope; (iv) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs and confidential and proprietary information of the Company and to trade secrets of the Company and its subsidiaries; (v) the covenants and agreements of the Executive contained in this Section 8 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 8.
(b)    Covenant Against Competition. The covenant against competition described in this Section 8(b) shall apply during the Term and for a period of one (1) year following the date that the Executive is no longer employed by the Company or any of its affiliates (such period, the “Restricted Period”). During the Restricted Period, the Executive covenants that he shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any Competing Business (as defined below) in any state or comparable jurisdiction in which the Company conducts Business as of the date his employment terminates; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.
For purposes of this Agreement, “Competing Business” means any real estate investment trust or other investment vehicle whose business strategy is primarily focused on investing in and managing residential mortgage-backed securities and other mortgage-related assets in any geographic region in which the Company engages in the Business.

(c)    All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during the term that the Executive is or has been employed by the Company or any of its affiliates concerning the Business of the Company or its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies (whether obtained by the Executive before or after the Effective Date) and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), and both during and after the Term the Executive shall not use any such information, knowledge or data other than for the benefit of the Company or its affiliate. After termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The agreement made in this Section 8(c) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company. Notwithstanding the foregoing, nothing herein will prevent the Executive from disclosing any factual information related to any future claim of discrimination to law enforcement, the Equal Employment Opportunity Commission, any state division of human rights (including the New York State Division of Human Rights), any local commission on human rights, or any attorney retained by the Executive.
(d)    During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company or its affiliate or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company or its affiliate at the time of the Executive’s termination of employment who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either). Notwithstanding the above, nothing shall prevent the Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of the Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business.

(e)    The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 8(b), 8(c) or 8(d) (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. These rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants. In addition to all other available rights and remedies (whether available at law or equity), the Company has the right to cease making severance payments or otherwise providing severance benefits as set forth in Section 7 above in the event of a material breach of any of the Restrictive Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.
(f)    The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
(g)    Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires the Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

9.    Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the Parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either Party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.
10.    Parachute Payments. If any amount payable to, or other benefit receivable by the Executive pursuant to this Agreement or under other agreements, plans and agreements is deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments or benefits shall be reduced in accordance with, and to the extent required by, the provisions of the Stock Incentive Plan.
11.    Continued Performance. Provisions of this Agreement shall survive the end of the Term and the end of any termination of Executive’s employment hereunder if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Section 8. Any obligation of the Company to make payments to or on behalf of the Executive under Section 7 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Section 8 for the time periods stated in Section 8. The Executive recognizes that, except to the extent, if any, provided in Section 7 or unless the Executive’s employment with the Company continues following the Date of Termination, the Executive will earn no compensation from the Company after the Date of Termination.
12.    Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

Nicholas Mah
c/o New York Mortgage Trust, Inc.
90 Park Avenue, Floor 23
New York, NY 10016
If to the Company:

New York Mortgage Trust, Inc.
90 Park Avenue, Floor 23
New York, NY 10016
Attention: Compensation Committee
with a copy to:

Vinson & Elkins L.L.P.
2200 Pennsylvania Avenue NW
Suite 500 West
Washington, DC 20037
Attention: Christopher Green, Esq.
or to such other address as any Party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.
(a)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(b)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.
(c)    Disputes.
(i)    Subject to Section 13(c)(ii) below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration conducted before a single arbitrator in New York, New York in accordance with the rules of the Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expenses of arbitration shall be borne by the Company. The decision of the arbitrator shall be reasoned and rendered in writing.
(ii)    Notwithstanding Section 13(c)(i), either Party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions herein; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under Section 13(c)(i).
(iii)    This Section 13 is subject to, and shall be governed by, the Federal Arbitration Act, 9 U.S.C. §1, et seq. By entering into this Agreement and entering into the arbitration provisions of this Section 13, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL. Nothing in this Section 13 precludes the Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(d)    Section 409A. The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom. For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder (including any right to a series of installment payments) shall be construed as a separate identified payment or a right to a series of separate payments for purposes of Section 409A. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any payments to be made under this Agreement upon a termination of the Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if the Executive’s receipt of such payment or benefit is not delayed until the earlier of (x) the date of the Executive’s death or (y) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Executive (or the Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company does not make any representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
(e)    Entire Agreement; Receipt of Sums Owed. From and after the Effective Date, this Agreement shall set forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter hereof. Notwithstanding anything contained herein to the contrary, the Executive shall continue to be employed on an at-will basis, and upon the occurrence of any termination of the Executive’s employment by the Company or its successors or assigns or by the Executive that occurs prior to the Effective Date, this Agreement shall be null and void ab initio and of no force or effect. In signing below, the Executive expressly acknowledges and agrees that he has received all leaves (paid and unpaid) and salary, bonuses, wages, and other compensation that he has been entitled to receive from the Company and each of its affiliates through the date that he signs this Agreement.
(f)    Clawback. Notwithstanding any provision in this Agreement to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time to the extent necessary to comply with such law(s), amounts paid or payable under this Agreement shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.
[Signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Jason T. Serrano
Name:	Jason T. Serrano
Title:	Chief Executive Officer & President

NICHOLAS MAH

/s/ Nicholas Mah
Signature
[Signature Page to Employment Agreement of Nicholas Mah]

Exhibit A

Permitted Director or Trustee Positions

None.
Exhibit A